Exhibit 99.1

HOUSTON AMERICAN ENERGY CORP

LETTER TO SHAREHOLDERS

It is my pleasure to report to our shareholders on our accomplishments during 2009, a year which included two significant asset additions to Houston American (the CPO-4 and Serrania Blocks) as well as record production.  Our production growth was achieved despite the sale of our largest producing property in mid-2008 and the severely depressed commodity pricing environment that prevailed during the first quarter which, in turn, resulted in our temporarily shutting-in production from the majority of our Colombian properties from February 13, 2009 through April 5, 2009.

Operational highlights in 2009 included outstanding results from our drilling activities, which created an almost six fold increase in proven reserves.  During 2009, our drilling program in Colombia produced 9 successful wells out of 15 wells drilled.  Our drilling successes in Colombia have been driven by our utilization of state of the art seismic technology and interpretation which have allowed our operating partner to select optimum well sites with a high degree of precision.  That success was tempered to a certain degree by high operating cost and low commodity prices during the first half of the year.  We are confident that we will see improvement in both production and lease operating cost per barrel in 2010.

Operational and financial highlights during 2009 included:

•	Record production levels, with oil production climbing 6.3% from 2008 to 131,363 barrels;
•	Decreased general and administrative expense, with a 12% reduction to $2.7 million in 2009;
•	A strong balance sheet at year end with more than $16.4 million in working capital and no debt.

2009 was an important transitional year for Houston American, providing the foundation for what we expect to be significant future growth.  While we began the year in a very challenging pricing environment that resulted in most of our production being shut in for a significant portion of the first quarter, we ended the year with volumes sharply increasing quarter over quarter.  Our growing production, improving operating results and attractive portfolio of drilling opportunities enabled us to continue to grow despite the challenges we faced.  During the fourth quarter of 2009, we successfully raised $12.8 million through a placement of common stock which increased our shareholders equity and improved our liquidity by over $5 million year over year.  As a result of our strengthened balance sheet position and absence of debt, we are well positioned to fund our development commitments for the foreseeable future, including our projected development costs for the CPO-4 and Serrania blocks.

Since the inception of Houston American, it has been the goal of management to identify, and position our company as a participant in, significant international assets.  To accomplish this goal without taking on debt, incurring substantial dilution or facing other unknown or unacceptably high financial risks and without the creation of a large operating entity burdened by high overhead, is highly unusual.  We are proud to report that we have secured our place in, what we believe are, two such assets through farmout agreements in Colombia where our money will go for seismic information and then directly into the ground to drill wells.  The gathering of seismic information on these two contracts, Serrania and CPO-4, is close to being completed and we will embark on the drilling phases for both projects this year.

Our excitement about our Serrania and CPO-4 prospects based on preliminary seismic interpretation is bolstered by publicly announced drilling and development results on adjoining properties.

Our almost 400,000 acre Serrania area adjoins the Ombu field to the South.  While we were acquiring seismic information to pin point our drilling locations on Serrania, the operator of the Ombu field was actively drilling additional wells and has yet to determine the field’s extent.  In other words, while the operator has publicly stated that the oil field is 22,000 acres, they have yet to find where the oil pay stops.  Houston American has two look-alike structures identified by 2-D seismic data on a part of our Serrania acreage. Drilling on our Serrania prospect is scheduled to begin in the near future.

Similarly, our 345,000 plus acre CPO-4 contract adjoins acreage immediately to the Northeast that has produced substantial oil finds.  The operator of the adjoining block has announced completion of the first three wells on the block, with initial production of light oil reported to average 15,000 barrels per day per well, or an aggregate of 45,000 barrels per day for the three wells. Acquisition of 205 square miles of 3D seismic to determine our drill sites is nearly completed on our CPO-4 block and we expect the first drilling rig to be moving on site towards the end of this year.

As I look forward to 2010 and beyond, I am extremely optimistic about Houston American’s growth potential through the drill bit on the CPO-4 and Serrania blocks.  I look forward to reporting the results of this drilling over the course of the next year and letting those results speak for themselves.  When I started Houston American Energy in 2001, I had a vision that a company with few employees and low overhead could, through diligence and a small but seasoned team, position itself with the right assets such that it could provide rapid and significant growth for its shareholders.  I believe 2010 is the year this vision becomes a reality.

In closing, I want to thank our loyal business partners, and all our shareholders for their continued support and confidence.

/s/ John F. Terwilliger
John F. Terwilliger
Chairman of the Board
President and Chief Executive Officer
April 27, 2010